SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

CNL HOTELS & RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

September 5, 2006
IMPORTANT REMINDER
PLEASE VOTE YOUR SHARES PROMPTLY
Dear Stockholder:
The Annual Meeting of Stockholders of CNL Hotels & Resorts, Inc. (the “Company”) will be held on September 22, 2006.
According to our latest records, we have not yet received your vote for the meeting. Please act promptly to vote your shares which will assist us in reaching a quorum for the meeting and save your Company additional solicitation costs. You may authorize your proxy via the internet or by telephone, or by mailing your proxy, as described on the enclosed proxy card.
At the upcoming meeting on September 22nd, stockholders are being asked to consider the re-election of nine directors to hold office until the 2007 Annual Meeting of Stockholders or until their respective successors are duly elected and qualify. In order to constitute a quorum for the transaction of business at the meeting, stockholders owning at least 50% of the votes entitled to be cast by all stockholders must be present, in person or by proxy, at the meeting. Accordingly, the vote of all stockholders is important. Your Board of Directors recommends that you vote “FOR” each of the nominated directors.
PLEASE ACT PROMPTLY
By voting your shares promptly, you do your part to help us achieve a quorum and avoid additional expenses related to the solicitation. Please be certain that your shares are represented and voted and refer to your proxy card for additional instructions on voting methods. Your vote is very important, so please vote at your earliest convenience. If you have already voted, please accept our thanks for your participation and continued support.
Sincerely,

Greerson G. McMullen
Corporate Secretary
IMPORTANT
Prompt voting will save your Company additional solicitation costs. If you have any questions or need assistance, please call D. F. King & Co., Inc., which is assisting your Company in the solicitation of proxies, toll-free, at 1-800-758-5880.